Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

British American Tobacco p.l.c.

B.A.T Capital Corporation

B.A.T. International Finance p.l.c.

B.A.T. Netherlands Finance B.V.

Reynolds American Inc.

British American Tobacco Holdings (The Netherlands) B.V.

(Exact name of registrants as specified in their charters)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	Debt securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(3)	(1)

Fees to Be Paid	Debt	Guarantees of debt securities registered pursuant to this registration statement	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(2)

	Total Offering Amounts					(1), (2)		(1), (2)

	Total Fees Previously Paid							n/a

	Total Fee Offsets							n/a

	Net Fee Due							(1), (2)

(1)

An indeterminate number of debt securities is being registered as may from time to time be issued at indeterminate initial offering prices pursuant to this registration statement. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrants are deferring payment of all of the registration fee. In connection with the securities offered hereby, the registrants will pay “pay-as-you-go registration fees” in accordance with Rule 456(b).

(2)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees.
(3)

The registrants will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.